Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)



                                                             Three Months Ended                       Six Months Ended
                                                                  June 30,                                June 30,
                                                       --------------------------------        --------------------------------
                                                          2006                2005                2006               2005
                                                       ------------        ------------        ------------      --------------
Earnings (loss) from continuing operations before
income taxes, minority interest and equity in
earnings of associated companies                       $     58.6          $     (7.9)         $     111.8        $     (30.5)
Add:
       Distributed income of associated companies             1.9                   -                  1.9                1.0
       Amortization of capitalized interest                   0.5                 0.2                  1.1                0.3
       Fixed charges                                         16.8                40.4                 33.4               52.8
Less:
       Capitalized interest                                  (0.4)               (0.2)                (0.7)              (0.4)
       Minority interest                                     (0.2)                  -                 (0.4)                 -
                                                          ---------           ---------           ---------          ----------
       Earnings as adjusted                            $     77.2          $     32.5          $     147.1        $      23.2

Fixed charges:
       Interest on indebtedness including
           amortized premiums, discounts and
           deferred financing costs                    $     15.6          $     39.0          $      31.0        $      50.3
       Portion of rents representative of the
           interest factor                                    1.2                 1.4                  2.4                2.5
                                                          ---------           ---------           ---------          ----------

Fixed charges                                          $     16.8          $     40.4          $      33.4        $      52.8

Ratio of earnings to fixed charges                            4.6                 0.8  (1)             4.4                0.4 (1)
                                                          =========           =========           =========          ==========

(1) In order to achieve a one-to-one ratio of earnings to fixed charges for the three and six months ended June 30, 2005, earnings would need to increase by $7.9 and 29.6 respectively.